UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2025

Elevation Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40523	84-1771427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1900 Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

(716) 371-1125

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 2, 2025, Elevation Oncology, Inc. (the “Company”) voluntarily prepaid the $32.3 million aggregate principal, interest, fees and expenses due under its term loan under that certain Loan and Security Agreement, dated as of July 27, 2022 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of March 1, 2024, the “Loan Agreement”) by and among the Company, the lenders from time to time party thereto (the “Lenders”), K2 HealthVentures LLC, as administrative agent, and Ankura Trust Company, LLC, as collateral agent.

The payoff amount reflects the aggregate original principal amount of $30,000,000, a prepayment fee of $300,000, a final payment in the amount of $1,935,000, accrued interest and Lenders’ expenses. As provided in the Payoff Letter between the Lenders and the Company dated May 2, 2025, the prepayment satisfies in full and discharges all obligations and liabilities of the Company under the Loan Agreement and the other documents related to the Loan Agreement, and releases and discharges all security interests and other liens granted to the Lenders on the Company’s assets and properties as security under the Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elevation Oncology, Inc.

Date: May 5, 2025	By:	/s/ Tammy Furlong
Tammy Furlong
Chief Financial Officer